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                                                                   Exhibit 12.1

                          Velocity Express Corporation
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends

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

                                       Nine Months
                                          Ended                                      Year Ended
                                     --------------  ------------------------------------------------------------------------------
                                     March 29, 2003  June 29, 2002    June 30, 2001  July 1, 2000 (1)  June 30, 1999  June 30, 1998
                                     --------------  -------------    -------------  ----------------  -------------  -------------


Fixed charges                           $2,249,625     $12,577,105     $  6,333,985    $  5,272,000     $     4,000    $    (3,654)

Earnings                                $2,088,413     $14,543,372     $(22,435,940)   $(18,041,000)    $(2,887,210)   $(1,908,438)

Ratio of Earnings to Fixed Charges            0.93            1.16            (3.54)          (3.42)        (721.80)        522.29
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(1) During the first quarter of fiscal 2000, the Company acquired all the common stock of Velocity Express, Inc., formerly known as Corporate Express Delivery
Systems, Inc. The results of operations of Velocity are included from the date of acquisition.